Exhibit 5.1

HAMCO VENTURES LIMITED CCS Trustees Limited, Mandar House, 3rd Floor, Johnson’s Ghut, Tortola, British Virgin Islands Attn: The Board of Directors	Email dbulley@applebyglobal.com Tel +852 2523 8123 Appleby Ref 465182.0001 17 June 2025

Suites 3505-06

35/F, Two Taikoo Place

979 King’s Road

Quarry Bay

Hong Kong

Tel +852 2523 8123

applebyglobal.com

Managing Partner

David Bulley

Partners

Fiona Chan

Vincent Chan

Chris Cheng

Richard Grasby

Eason Huang

Judy Lee

John McCarroll SC

Lily Miao

Lorinda Peasland

Eliot Simpson

Dear Sirs

HAMCO VENTURES LIMITED (BVI Company No. 2141904) (Company)

We act as counsel as to British Virgin Islands law to the Company, and this legal opinion as to British Virgin Islands law is addressed to you in connection with the Company’s filing of a registration statement on Form F-1, including all amendments or supplements thereto (Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) with the U.S. Securities and Exchange Commission (the Commission) relating to the initial public offering (the Offering) of up to 2,000,000 ordinary shares (the Offer Shares) of a par value of US$0.00001 each of the Company (the Shares) on the OTC Pink marketplace of OTC Markets, Inc..

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the Documents and the documents listed in Part 1 of Schedule 1 (Documents). We have not examined any other documents, even if they are referred to in the Documents.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

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Unless otherwise defined herein, capitalized terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the British Virgin Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is a company limited by shares incorporated under the BVI Business Companies Act (as amended) (BCA) and existing under the laws of the British Virgin Islands and is separate legal entities capable of suing or being sued in its respective own name. The Company is in good standing with the Registrar of Corporate Affairs of the British Virgin Islands (the BVI Registrar).

2.	Authorized Share Capital: Base solely on our review of the Constitutional Documents and the Certificate of Incumbency, as of 27 May 2025, the authorized share capital of the Company is US$9,000 divided 1,800,000,000 shares of (i) 900,000,000 ordinary shares of US$0.00001 par value each and (ii) 900,000,000 preferred shares of no par value.

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3.	Authorization: The Company has taken all necessary corporate action to authorize the issuance of the Offer Shares under the Registration Statement.

4.	Issue of Shares: The Offer Shares to be allotted and issued by the Company have been duly authorized, and when fully paid, allotted and issued by the Company in the manner set out in the Registration Statement and in accordance with the Resolutions, will be validly issued, fully paid and non-assessable. The reference in this opinion to Shares being non-assessable shall mean solely that no further sums of money are required to be paid by the holders of such Shares in connection with the issuance thereof.

5.	Disclosure in offering documents: The statements under the headings “Risk Factors”, “Enforceability of Civil Liabilities”, and “Material Income Tax Considerations” in the prospectus forming part of the Registration Statement, insofar as such statements constitute statements of British Virgin Islands law and only to the extent governed by the laws of the British Virgin Islands, are accurate in all material respects. The statements under the heading “Material Income Tax Considerations — BVI Taxation” in the Registration Statement constitute our opinion.

6.	Withholding Taxes: No stamp duties or similar documentary taxes imposed by or in the British Virgin Islands are payable in respect of the Offering and the Company will not be required by any laws of the British Virgin Islands to make any deduction or withholding from any payment it may make under the Offering.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Legal Matters”, “Risk Factors”, “Enforceability of Civil Liabilities”, and “Material Income Tax Considerations” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities the Securities Act of 1933 of the United States of America (as amended) or the Rules and Regulations of the Commission thereunder.

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Yours faithfully

Appleby

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Schedule 1

Documents Examined

1.	A scanned copy of the certificate of incorporation of the Company dated 7 February 2024 (Certificate of Incorporation).

2.	Scanned copies of (i) the memorandum of association and articles of association of the Company adopted on 7 February 2024, and (ii) the amended and restated memorandum of association and articles of association of the Company adopted on 29 May 2024 (the Constitutional Documents).

3.	A scanned copy of the certificate of good standing dated 23 May 2025 issued by the Registrar of Companies in respect of the Company (Certificate of Good Standing).

4.	A scanned copy of the certificate of incumbency dated 27 May 2025 issued by the Company’s registered office provider in respect of the Company (Certificate of Incumbency).

5.	A scanned copy of (i) the written resolutions by all the directors of the Company dated 7 December 2024 and the written resolutions of all the directors of the Company dated 7 December 2024 (the Resolutions).

6.	A scanned copy of the register of members of the Company as of 26 May 2025 (Register of Members).

7.	A scanned copy of the register of directors and officers of the Company as of 26 May 2025 (Register of Directors and Officers), (together with item 6 above, the Registers).

8.	A copy of the latest draft Registration Statement.

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Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that there has been no change to the information contained in the Certificate of Incorporation, the Certificate of Incumbency, the Certificate of Good Standing and the Registers and that the Constitutional Documents remain in full force and effect and are unamended;

3.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic, and the signatures and initials on all such documents the signatures and initials of a person or persons authorised to execute such document;

4.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

5.	that none of the Company’s directors or its registered office have received any notice of any litigation or threatened litigation to which the Company is or may be party;

6.	that the Company is not a land owning company for the purposes of section 242 of the BCA, meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands;

7.	that the Company does not carry on any activities which would require it to be licensed under any of the British Virgin Islands financial services legislation in force from time to time;

8.	that (i) the Resolutions were duly passed in accordance with the Constitutional Documents, (ii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents, (iii) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and (iv) the directors of the Company have concluded that documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company and for a proper purpose of the Company;

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9.	that (i) the Register of Directors and the Certificate of Incumbency accurately reflect the names of all directors of the Company, (ii) the Register of Members and the Certificate of Incumbency accurately reflect the names of all members of the Company; and (iii) the contents of the Director’s Certificate are true and accurate, as at the date the Resolutions were passed or adopted and as at the date of this opinion;

10.	that there are no records of the Company, agreements, documents or arrangements other than the Constitutional Documents and the Resolutions as having been examined by us which materially affect, amend or vary the transactions contemplated in the Resolutions or restrict the powers and authority of the directors of the Company in any way which would affect opinions expressed in this opinion;

11.	that the Offering, the entry into any documents and carrying out each of the transactions referred to herein will not conflict with or breach any applicable economic, anti-money laundering, anti-terrorist financing or other sanctions;

12.	that any applicable escrow conditions have been met;

13.	that no resolutions to voluntarily wind up the Company have been adopted by the respective members and no event of a type which is specified in the Constitutional Documents as giving rise to the winding up of the Company (if any) has in fact occurred; and

14.	that there are no records of the Company, agreements, documents or arrangements other than the Constitutional Documents, the Resolutions and the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions contemplated in the documents or restrict the powers and authority of the directors of the Company in any way which would affect opinions expressed herein.

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Schedule 3

Reservations

Our opinion is subject to the following:

1.	Currency of Court Judgments: It is our view that, in the event of proceedings being brought in the British Virgin Islands in respect of a monetary obligation in connection with the Documents, it is likely to be expressed in the currency in which such claim is made, since the courts have power to grant a monetary judgment expressed otherwise than in the currency of the British Virgin Islands. With respect to winding up proceedings, British Virgin Islands law may require that all debts and claims are converted into U.S. Dollars (the currency of the British Virgin Islands) at an exchange rate prevailing on the date of the winding up. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the British Virgin Islands.

2.	Modification of documents: We express no view on any provision in any of the Documents requiring written amendments and waivers of any of the provisions of such Documents insofar as it suggests that oral or other modification, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties.

3.	Limitations on liability: The effectiveness of any terms releasing or limiting a party from a liability or duty owed is limited by law.

4.	Foreign law: Relevant foreign law will not be applied by the British Virgin Islands courts if it is not pleaded and proved, is not a bona fide and lawful choice of law, or it would be contrary to public policy in the British Virgin Islands for that law to be applied.

5.	Fettering of Statutory Powers: We express no opinion as to the validity or binding effect of any provision in the Resolutions which provides that the Company will not exercise its respective statutory powers. This may constitute an unlawful fetter on the statutory powers of the respective Company.

6.	Financial Capacity: We express no opinion upon the financial capacity of the Company to perform any obligations under the Offering.

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7.	Good Standing: The term good standing as used in this opinion means solely that a Company has received a Certificate of Good Standing from the BVI Registrar because it has paid all fees, annual fees and penalties due and payable under the BCA; has filed with the BVI Registrar in accordance with regulation 25 of the BVI Business Companies Regulations (as amended):

(a)	a copy of its register of directors (or the Company is not yet due to file that register); and

(b)	a declaration in the approved form attesting that the Company has filed with its registered agent the Company’s annual financial return in accordance with section 98A of the BCA (unless exempted from that requirement or the Company is not yet due to file such annual financial return), and the Company is on the Register of Companies. Failure to (a) pay such fees, annual fees or penalties; (b) file with the BVI Registrar a copy of its register of directors that is due; or (c) file with the BVI Registrar such declaration in respect of any annual financial return that is due, would in each case make the Company not in good standing and liable to be struck off the Register of Companies and cease to exist under the laws of the British Virgin Islands if any such default is not remedied before the BVI Registrar publishes a notice of striking off in the British Virgin Islands Gazette.

15.	Register of Members: This opinion is subject to the Register of Members not containing any manifest error and the absence of fraud or other extraordinary circumstances which may lead to the Register of Members being rectified pursuant to an order of the competent court.

16.	Issue of Shares: Based on the decision in the English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, in the event of a misrepresentation by a Company on which a shareholder relied in agreeing to subscribe for shares in such Company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such Company for any additional loss suffered as a result of the misrepresentation. Such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement. A shareholder may be barred from rescinding on the grounds of delay or affirmation and if such Company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement.

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